Exhibit 99.2

NEWS RELEASE

Contact:

Michael S. Kady

For Release:

Immediate

1-800-345-9680

Quipp Reports Improved First Quarter Results

Miami, FL, April 29, 2004 – Quipp, Inc. (Nasdaq:QUIP) reported net income of $91,000 ($0.06 per basic and fully diluted share) for the quarter ended March 31, 2004 compared to a loss of $224,000 ($0.16 per basic and fully diluted share) during the first quarter of 2003. Revenue for this year’s January – March period amounted to $5,641,000, reflecting a 71% improvement over last year’s first quarter revenues of $3,305,000.

Michael S. Kady, President and Chief Executive Officer of Quipp, commented that, “Strong order bookings during the second half of 2003 resulted in busy production and shipping schedules for the first quarter of this year. This momentum will carry into the second quarter as well.”

According to Mr. Kady, “New order bookings declined to $3,773,000 during the first three months of 2004. Although we anticipated a slowdown entering the new year, the order level was below our expectations. Nevertheless, while we believe that the recovery in the newspaper industry lost some steam in the first quarter, the fundamentals supporting the recovery remain in place. Strengthening of the U.S. general economy has spurred a rise in newspaper advertising revenues. Moreover, most of the major newspaper groups are beginning to report increases in help wanted ads, a category that has lagged behind the growth in other types of advertisements. Historically, there has been a strong correlation between advertising revenues and newspaper capital spending, so we are hopeful that demand for our products will expand during the second half of this year.”

Quipp’s March 31, 2004 balance of cash and cash equivalents and securities available for sale declined to $8,065,000 from the December 31, 2003 balance of $9,883,000. Mr. Kady reported that, “Virtually all of the reduction in our cash balance was used to fund a $1.8 million expansion of inventory related to heavy shipping schedules during the first few months of 2004. We anticipate that, as installations are completed and production requirements return to more normal levels, inventories will shrink and our cash position will grow.”

Backlog at March 31, 2004 was at $10,857,000, a decline of $1,868,000 from backlog of $12,725,000 at December 31, 2003 and an increase of $4,417,000 from backlog of $6,440,000 at March 31, 2003. Orders of $3,773,000 received during the quarter constituted a decline from orders of $5,065,000 during the first quarter of 2003.

Quarter Ended
March 31,
	2004	2003
(000's omitted, except per share data)	(unaudited)	(unaudited)

Net Sales	$ 5,641	$ 3,305

Net Income (loss)	$ 91	$ (224)

Basic and diluted earnings (loss) per share	$ 0.06	$ (0.16)

Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling systems and equipment to facilitate the automated bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, demand for our products, reduction in inventory levels and growth in our cash position. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, competition, fluctuations in incoming orders, delays in development of new products and lack of customer acceptance of new products.